UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

Registration Statement

Under the Securities Act of 1933

CHERUBIM INTERESTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	98-0585268
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1304 Norwood Dr., Bedford Texas	76022
(Address of Principal Executive Offices)	(Zip Code)
Cherubim Interests, Inc. 2017 Equity Incentive Plan
(Full Title of the Plan)
Patrick Johnson, 1304 Norwood Dr., Bedford Texas 76022
(Name and Address of Agent For Service)
(844) 842-8872
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	20,000,000	$0.3601	$7,202,000	$834.71

(1) The maximum offering price per share of the securities is calculated based on Rule 457(c). The maximum offering price of $0.3601 is based upon the average of the bid and ask price on August 1, 2017.

(2) The maximum aggregate offering price equal to 20,000,000 shares multiplied by the offering price of $0.3601, equaling $7,202,000.

(3) The amount of the Registration Fee equals $834.71. This amount is arrived at pursuant to the fee calculations set forth in Section 6 of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to employees (or consultants as the case may be) as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.Plan Information.

(a)General Plan Information

Cherubim Interests, Inc., (hereafter, the “Registrant” or the “Company”) has adopted its 2017 Equity Incentive Plan (hereinafter referred to as the “Plan”), the nature and purpose of which is to compensate the Company’s officers, directors, employees, and consultants (hereafter, collectively, “Participants” or individually a “Participants”) for services rendered to the Company and to generate an increased incentive to contribute to the progress of the Company. The Plan is attached as Exhibit 10.1, and provides for the issuance of an aggregate of 20,000,000 shares of the Registrant’s common stock in connection with common stock purchase options granted under the Plan, or outright grants of common stock under the Plan (grants of common stock purchase options or shares of common stock are hereafter generically referred to as “Awards.” Awards under the Plan may be made at any time up until August 1, 2022 (the “Plan Expiration Date”).

The Company’s Board of Directors (hereafter, “Board” or the “Administrator”) is the administrator of the Plan. Members of the Board serve for one-year terms or until such time as they resign, are unable to perform their duties as directors, or are dismissed by the shareholders. The Board may amend the Plan at any time and may also amend any Award granted thereunder without the consent of the Participant in receipt of such Award, unless any such amendment would have a material adverse effect in respect to the Award so granted.

The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

The name, address, and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plan may be obtained from the Registrant by any Participant.

(b)Securities to be Offered

The Registrant intends to issue shares of its common stock, par value $0.00001 per share, the amounts of which are set forth above in subsection (a) of this Item 1.

(c)Employees Who May Participate in the Plans

Any Employee, including any officer or employee-director of the Company or of any affiliate, and any consultant of, or other individual providing services to, the Company or any affiliate shall be eligible to be designated a Participant in the Plan.

(d)Purchase of Securities Pursuant to the Plans and Payment for Securities Offered

(1)The Participants may be issued common stock purchase options or grants of common stock for services rendered to the Registrant. The number of shares of common stock (whether as common stock purchase options or grants of common stock) underlying any Award under the Plan shall be set by the Administrator. The aggregate number of shares of common stock underlying all Awards granted under the Plan shall not exceed the amount set forth in Item 1(a). Awards may be granted under the Plan until the Plan Expiration Date.

(2)Payment for the securities constituting an Award consists of services rendered to the Registrant. In the case of common stock purchase options, payment of the exercise price of any such options shall be made in cash unless otherwise determined by the Administrator.

(3)No contributions are required by a Participant under the Plan.

(4)No contributions by the Registrant other than the issuance of Awards is applicable.

(5)Reports to the Participant as to the amount and status of the Participant’s account under the Plan will not be made.

(6)The Awards issued pursuant to the Plan will consist of (i) newly-issued shares of the Registrant, or (ii) options to acquire newly-issued shares of the Registrant.

(e)Resale Restrictions

Awards of common stock purchase options may not be resold until the same are exercised pursuant to the terms of such Award, following which no resale restrictions shall apply. There are no resale restrictions in respect of Awards constituting shares of common stock.

(f)Tax Effects on Plan Participation

The Plan is not qualified under Section 401(a) of the Internal Revenue Code. To the extent a Participant receives an Award of common stock purchase options with an exercise price below the fair value of the underlying common stock, such Participant may recognize ordinary income with respect to the difference between the exercise price and fair value. To the extent that a Participant receives an Award of common stock, the Participant will recognize ordinary income equal to the aggregate fair market value of the shares issued to the Participant as of the date of issuance.

(g)Investment of Funds

Not applicable.

(h)Withdrawal from Plan; Assignment of Interest

(1)Withdrawal from Plan- Not applicable.

(2)Assignment: Except by the laws of descent and distribution, a Participant may not assign his interests in the Plan without the written consent of the Company.

(i)Forfeitures and Penalties

The termination of a Participant’s directorship, employment, consulting relationship may result in the forfeiture of any unvested portion of an Award granted under the Plan. Moreover, any Award of common stock purchase options must be exercised within six months of the cessation of a Participant’s directorship, employment, or consulting relationship with the Company, as applicable. In the case of a Participant’s death, such exercise period is extended an additional six months. In the case of a Participant’s termination or removal for “cause” as defined in the Plan, any unvested portion of an Award of common stock purchase options or other securities shall be immediately forfeited to the Company.

(j)Charges and Deductions, and Liens Therefor

There are no charges or deductions that may be made against the Participant’s interest in the Plan.

Item 2.Registration Information and Employee Plan Annual Information.

Registrant shall provide to the Participant, without charge, upon oral or written request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide to the Participant, without charge, upon oral or written request, all of the documents required to be delivered to the Participant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (844) 842-8872.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in the Registration Statement:

(a)the Registrant’s Annual Report on Form 10-K (including amendments thereto) for the fiscal year ended August 31, 2016, as filed with the SEC; and

(b)all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since August 31, 2016.

In addition to the above, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities

Not Applicable

Item 5.Interests of Named Experts and Counsel

Kenneth I. Denos, the President and sole shareholder of Kenneth I. Denos, P.C. serves as Special Counsel to the Company. Mr. Denos holds 0 shares of the Registrant’s common stock and 0 common stock purchase options.

Item 6.Indemnification of Directors and Officers.

Under the Registrant’s Articles of Incorporation and Bylaws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, the Company has been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7.Exemption from Registration Claimed

Not Applicable

Item 8.Exhibits.

The following documents are filed as exhibits to this Form S-8.

Exhibit Number	Description
5.1	Opinion of Kenneth I. Denos, P.C. regarding the legality of the securities being registered hereunder.

10.1	Cherubim Interests, Inc. 2017 Equity Incentive Plan

23.1	Consent of Kenneth I. Denos, P.C. (contained in Exhibit 5.1 above).

23.2	Consent of Independent Auditors, KLJ & Associates, LLP., Certified Public Accounting Firm.

Item 9.Undertakings.

(a)The Registrant hereby undertakes to do the following:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwood, State of Texas, on August 1, 2017. This Form S-8 has been signed below on behalf of the Company and by the following persons, which include the principal executive officer, principal financial officer, its controller or principal accounting officer, and at least a majority of the board of directors, in the following capacities and on the dates indicated:

Cherubim Interests, Inc.

By:	/s/ Patrick Johnson
Patrick Johnson
Chief Executive Officer
and principal financial officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 1, 2017.

Signature	Title

/s/ Patrick Johnson Patrick Johnson	Director
/s/ Gary Fewell Gary Fewell	Director
/s/ Charles Everett Charles Everett	Director

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwood, State of Texas, on August 1, 2017.

Cherubim Interests, Inc.

By:	/s/ Patrick Johnson
Patrick Johnson,
Chief Executive Officer